EXHIBIT NO. 99.1

                                           NEWS



FRB WEBER SHANDWICK
    FINANCIAL COMMUNICATIONS       RE:  PRIME GROUP REALTY TRUST  [LOGO]
                                        77 WEST WACKER DRIVE
                                        SUITE 3900
                                        CHICAGO, ILLINOIS 60601
                                        NYSE: PGE
                                        www.pgrt.com

FOR YOUR INFORMATION:


At Prime Group Realty Trust:                           At FRB | Weber Shandwick:
Stephen J. Nardi              Louis G. Conforti        Georganne Palffy
Acting Chairman of the Board  Office of the President  General Inquiries
312/917-1300                  Chief Financial Officer  312/266-7800
                              312/917-1300

FOR IMMEDIATE RELEASE
TUESDAY, MAY 14, 2002


                 PRIME GROUP REALTY TRUST REJECTS UNSOLICITED
                PROPOSAL FROM AMERICAN REALTY INVESTORS, INC.

Chicago, IL, May 14, 2002 -- Prime Group Realty Trust (NYSE: PGE) (the "Company") announced today that the Board of Trustees (the "Board") of the Company has unanimously determined to reject the unsolicited proposal from American Realty Investors, Inc. ("ARL") to acquire the outstanding common equity of the Company for $7.50 in cash and two-tenths of a share of ARL preferred stock, for each outstanding common share. In addition, ARL proposed to acquire all of the Company's outstanding Series A preferred shares for $20 per share in cash and each outstanding share of the Company's Series B preferred shares for a share of comparable preferred stock of ARL.

After due consideration, including a review of ARL's proposal with the Company's financial and legal advisors, the Board determined that the proposal is financially inadequate. In addition, as a result of its investigation of the proposal, which has included conversations between representatives of ARL and the Company's financial advisors, the Board concluded that it is highly unlikely that ARL has, or in a reasonable period of time will have, the financing or financial ability necessary to complete the transaction outlined in the proposal.

At the direction of the Board, the Company sent a letter to ARL on May 14, 2002 rejecting the proposal.

About the Company

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. The Company owns 24 office properties containing an aggregate of approximately 7.8 million net rentable square feet and 30 industrial properties containing an aggregate of approximately 3.9 million net rentable square feet. In addition, the Company has joint venture interests in two office properties containing an aggregate of approximately 1.3 million net rentable square feet. The portfolio also includes approximately 202.1 acres of developable land and the Company has the right to acquire more than 31.6 additional acres of developable land which management believes could be developed with approximately 5.0 million rental square feet of office and industrial space. In addition to the properties described above, the Company is developing Dearborn Center in downtown Chicago, a Class A, state-of-the-art office tower containing 1.5 million rentable square feet of office space. The Company also owns a joint venture interest in a new office development consisting of 0.1 million of rentable square feet in suburban Chicago.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.

FRB | Weber Shandwick Worldwide serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.